CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
TECH LABORATORIES, INC.
Under Section 14A: 9-4 of Title 14A

It is hereby certified that:

FIRST: The name of the corporation is TECH LABORATORIES, INC. (the "Corporation").

SECOND: Article FIFTH of the Certificate of Incorporation of the Corporation is hereby deleted in its entirety, substituting the following new Article FIFTH in its place:

(A) The aggregate number of shares of all classes of shares which the Corporation shall have authority to issue is 3,000,000,000 shares of common stock, $0.01 par value, 343,610 shares of series A convertible preferred stock, $.01 par value, and 19,656,390 shares of preferred stock, $0.01 par value.

(B) The Board of Directors is authorized to divide the 19,656,390 shares of preferred stock from time to time into one or more series, and to determine or change by resolution for each such series its designation, the number of shares of such series, the powers, preferences and rights and the qualifications, limitations, or restrictions for the shares of such series. The resolution or resolutions of the Board of Directors providing for the division of such preferred stock into series may include the following provisions:

(1) The distinctive designation of each series and the maximum number of shares of each such series which may be issued, which number may be increased (except where otherwise provided by the Board of Directors in creating the series) or decreased (but not below the number of shares of the series then outstanding) from time to time by action of the Board of Directors;

(2) Whether the holders of the shares of each such series are entitled to vote and, if so, the matters on which they are entitled to vote, the number of votes to which the holder of each share is entitled, and whether the shares of such series are to be voted separately or together with shares of other series;

(3) The dividends to which holders of shares of each series will be entitled; any restrictions, conditions or limitation upon the payment of those dividends; whether the dividends will be cumulative and, if cumulative, the date or dates from which the dividends will be cumulative;

(4) Whether the shares of one or more of such series will be subject to redemption and, if so, whether redemption will be mandatory or optional and if optional, at whose option, the manner off selecting shares for redemption, the redemption price and the manner of redemption;

(5) The amount payable on shares of each such series if there is a liquidation, dissolution or winding up of the Corporation which amount may vary at different dates and depending upon whether the liquidation, dissolution or winding up is voluntary or involuntary;

(6) The obligation, if any, of the Corporation to maintain a purchase, retirement or sinking fund for shares of each such series;

(7) Whether the shares of one or more of such series will be convertible into, or exchangeable for, any other types or securities, either at the option of the holder or of the Corporation and, if so, the terms of the conversions or exchanges;

(8) Any other provisions regarding the powers preferences and rights, and the qualifications, limitations, or restrictions, for each such series which are not inconsistent with applicable law.

All shares of such series of preferred stock will be identical with each other in all respects, except that shares of any one such series issued at different times may differ as to the dates from which dividends on those shares, if cumulative, shall cumulate.

(C) Creation of Series A Convertible Preferred Stock.

There is hereby created a series of preferred stock consisting of 343,610 shares, $.01 value and designated as the Series A Convertible Preferred Stock (“Series A Convertible Preferred Stock”), having the voting powers, preferences, relative, participating, limitations, qualifications, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth below.

(1) Dividends.

The holders of outstanding shares of Series A Convertible Preferred Stock shall not be entitled to receive any dividends from the Corporation, except as and when specifically declared by the Board of Directors.

(2) Liquidation Rights.

Upon the sale of substantially all of the stock or assets of the Corporation in a non-public transaction or dissolution, liquidation, or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series A Convertible Preferred Stock shall be treated as if they were the owners of such number of shares of the Corporation’s common stock as equals $1.00 per share.

(3) Voting Rights.

The holders of shares of Series A Convertible Preferred Stock shall vote solely as a class and shall not have any rights to vote with the Common Stock, except as otherwise required by law.

(4) Conversion of Series A Convertible Preferred Stock.

(a) Holder's Right to Convert. The record Holders of the Series A Convertible Preferred Stock shall be entitled to convert each share of Series A Preferred Stock into 1,000 shares of the Corporation’s common stock (“Common Stock”)(the “Maximum Conversion Amount”). Notwithstanding the foregoing, in no event shall the record Holders of the Series A Convertible Preferred Stock be entitled to convert each share of Series A Preferred Stock into more than 11.725 shares of Common Stock (the “Initial Conversion Amount”) unless and until the shareholders of the Corporation have approved the issuance of the shares of Series A Convertible Preferred Stock in accordance with Section 14A:10-12 under the New Jersey Business Corporation Act. Upon any conversion of the Series A Convertible Preferred Stock into the Initial Conversion Amount, the holder shall retain the right to convert into the balance of the Maximum Conversion, if and when approved by the shareholders of the Corporation as set forth herein.

(b)  If, prior to the conversion of all Series A Convertible Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization or other similar event, as a result of which shares of Common Stock of the Company shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Company or another entity, then the Holders of Series A Convertible Preferred Stock shall thereafter have the right to purchase and receive upon conversion of Series A Convertible Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such shares of stock and/or securities as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore purchasable and receivable upon the conversion of Series A Convertible Preferred Stock held by such Holders had such merger, consolidation, exchange of shares, recapitalization or reorganization not taken place, and in any such case, appropriate provisions shall be made with respect to the rights and interests of the Holders of the Series A Convertible Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for adjustment of the number of shares issuable upon conversion of the Series A Convertible Preferred Stock otherwise set forth in this Section) shall thereafter be applicable, as nearly as may be practicable, in relation to any shares of stock or securities thereafter deliverable upon the exercise hereof. The Company shall not effect any transaction described herein unless the resulting successor or acquiring entity (if not the Company) assumes by written instrument the obligation to deliver to the Holders of the Series A Convertible Preferred Stock such shares of stock and/or securities as, in accordance with the foregoing provisions, the Holders of the Series A Convertible Preferred Stock may be entitled to purchase.

THIRD: The amendment to the Certificate of Incorporation was approved by a majority of the Board of Directors on the 17th day of April, 2007.

IN WITNESS WHEREOF, this Certificate of Amendment to the Certificate of Incorporation has been subscribed to this 17th day of April ,2007, by the undersigned who affirms that the statements made herein are true under penalties of perjury.

TECH LABORATORIES, INC.

/s/ JOHN KING
John King, President and Secretary